Exhibit 99.1

News Release
Investor Contact:
Philipp Mueller, +1 281 809 9088, investor.relations@bhge.com

Media Contact:
Stephanie Cathcart, +1 202 549 6462, stephanie.cathcart@bhge.com
Melanie Kania, +1 713 439 8303, melanie.kania@bhge.com
Baker Hughes, a GE company Announces First Quarter 2018 Results

•	Orders of $5.2 billion for the quarter, down 8% sequentially and up 9% year-over-year on a combined business basis*

•	Revenue of $5.4 billion for the quarter, down 7% sequentially and up 1% year-over-year on a combined business basis

•	GAAP operating loss of $41 million for the quarter, decreased 63% sequentially and increased unfavorably year-over-year on a combined business basis

•	Adjusted operating income (a non-GAAP measure) of $228 million for the quarter, down 20% sequentially and down 19% year-over-year on a combined business basis

•	GAAP diluted earnings per share of $0.17 for the quarter which included $(0.08) per share of adjusting items. Adjusted diluted earnings per share (a non-GAAP measure) were $0.09.

•
Cash flows generated from operating activities were $294 million for the quarter. Free cash flow (a non-GAAP measure) for the quarter was $226 million. Included in free cash flow is a cash usage of $100 million relating to restructuring and merger-related payments.

*On July 3, 2017, we closed our previously announced transaction to combine the Oil & Gas business of General Electric Company ("GE Oil & Gas") and Baker Hughes Incorporated ("Baker Hughes"). The Company presents its financial results in accordance with GAAP which includes the results of Baker Hughes and GE Oil & Gas from the transaction closing date of July 3, 2017. However, management believes that using additional non-GAAP measures on a "Combined Business Basis" will enhance the evaluation of the profitability of the Company and its ongoing operations. Combined business results combine the results of GE Oil & Gas with Baker Hughes as if the closing date had occurred on the first day of all periods presented. The business combination impacts only the Oilfield Services and Digital Solutions segments. Accordingly, no reconciliation is presented for our other segments, Oilfield Equipment and Turbomachinery & Process Solutions. All combined business results presented in this News Release are unaudited. Such combined business results are not prepared in accordance with Article 11 of Regulation S-X. See Exhibit 99.2 in our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 20, 2018, which includes a reconciliation of the combined business information contained herein from financial results prepared in accordance with GAAP.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter Results

LONDON & HOUSTON (April 20, 2018) – Baker Hughes, a GE company (NYSE: BHGE) ("BHGE" or the "Company") announced results today for the first quarter of 2018.

	Three Months Ended
			Combined Business Basis	Variance
(in millions except per share amounts)	March 31, 2018	December 31, 2017	March 31, 2017	Sequential	Year-over-year
Orders	$5,238	$5,701	$4,817	(8)%	9%
Revenue	5,399	5,799	5,324	(7)%	1%
Operating income (loss)	(41)	(111)	39	63%	U
Adjusted operating income (non-GAAP)*	228	284	283	(20)%	(19)%
Net income attributable to BHGE	70	31	N/A	126%	N/A
Adjusted net income (non-GAAP) attributable to BHGE*	38	65	N/A	(42)%	N/A
EPS attributable to Class A shareholders	0.17	0.07	N/A	143%	N/A
Adjusted EPS (non-GAAP)* attributable to Class A shareholders	0.09	0.15	N/A	(40)%	N/A
Cash flow from (used in) operations	294	(215)	N/A	F	N/A
Free cash flow (non-GAAP)*	226	(367)	N/A	F	N/A
*These are non-GAAP financial measures. See section entitled "Charges and Credits" for a reconciliation from GAAP.
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%

Prior period information has been restated for the adoption of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers and Accounting Standard Update No. 2017-07, Improving the Presentation of Net Periodic Postretirement Benefit Cost, which we adopted on January 1, 2018.

“We made strong progress in the quarter, securing several key commercial wins, executing on our synergy targets and delivering for our customers. I am pleased with our performance on our priorities of growing share, improving margins and generating cash,” said Lorenzo Simonelli, BHGE chairman and chief executive officer.

“In the first quarter, we delivered $5.2 billion in orders and $5.4 billion in revenue. As expected, we saw growth in our shorter-cycle businesses and declines in our longer-cycle businesses versus the previous year. Adjusted operating income* in the quarter was $228 million. Free cash flow* was $226 million.

“Market fundamentals remain supportive, as crude oil prices are relatively rangebound, providing stability to customers as they evaluate projects. The gas market continues to grow, and strong LNG demand supports the view that new capacity will be required in the early to mid-part of the next decade. BHGE is uniquely positioned across the oil and gas value chain, and well placed to benefit from the long-term industry trends.

“In our Oilfield Services (OFS) segment, we continue to focus on growing share in key markets, including North America and the Middle East, through leading technology and services and flawless execution for

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter Results

customers. This quarter, we secured several critical commercial wins, and our synergy efforts led to improved margin rates.

“In our Oilfield Equipment (OFE) segment, we are focused on providing our customers with new commercial models and integrated offerings to enable better outcomes. We continue to expand our leading technology portfolio to drive down total development costs. In the quarter, we announced several deals, demonstrating the strength of our offering.

“In our Turbomachinery & Process Solutions (TPS) segment, we continue to navigate the slowdown in long-cycle projects, but the outlook for LNG is becoming more positive. We are investing in technology to drive differentiation and value for our customers, while positioning the business for growth opportunities. This quarter, we secured key deals in the offshore production and onshore pipeline markets, demonstrating the breadth of our offering across multiple end markets.

“In our Digital Solutions (DS) segment, we are gaining traction with customers on our digital offerings, and our Measurement and Controls businesses are solidifying their positions as technology leaders. In the quarter we launched a new partnership with NVIDIA to expand our capabilities in image recognition and artificial intelligence, and secured key customer wins in both the hardware and software businesses.

“We continue to make progress on the integration. In the first quarter we delivered $144 million of synergies and our 2018 total year commitment of $700 million remains firmly on track.

“Looking forward, the macro outlook is favorable and we remain focused on positioning the Company for further growth and profitability. With our talented and experienced team, leading portfolio and a focus on execution, we are set up to deliver this year and beyond.”

Quarter Highlights

Customer Wins

BHGE’s fullstream portfolio continues to provide a competitive advantage. The Company secured its latest integrated win with Chrysaor, a leading independent E&P company in the UK, as a preferred service partner and main provider of oilfield services and equipment. BHGE’s OFS business will provide drilling, completions and cementing services. The OFE business will provide surface and subsea wellheads and trees, controls, flexible flowlines, risers and jumpers, and other associated services.

The OFS business secured important artificial lift wins, solidifying its leading position. BHGE was awarded a five-year contract for 100% of Kinder Morgan’s electric submersible pump (ESP) work in four Permian Basin fields, demonstrating the Company’s commitment to growing in the Permian. BHGE was also awarded a contract from Point Resources to provide ESPs for the Ringhorne development, one of the first large-scale ESP contracts in Norway in several years.

In the Gulf of Mexico (GoM), a large international oil company awarded BHGE's OFS business a contract to supply openhole and cased hole wireline services on all of its rigs, displacing multiple competitors. The award was the result of strong operational performance in 2017. BHGE also displaced competitors to provide drilling services on all of this customer’s deepwater rigs in the GoM.

In West Africa, BHGE’s OFS business advanced its strategy of expanding Upstream Chemicals into new markets. The team was awarded a three-year, $100 million contract with a major oil company for a large,

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter Results

mature field, displacing a competitor. This award was based largely on the strong performance of BHGE’s Upstream Chemicals business in this customer’s operations in other regions.

BHGE’s OFE business, together with McDermott International, Inc., was selected for engineering, procurement, construction and installation (EPCI) for subsea production systems (SPS) and subsea umbilicals, risers and flowlines (SURF) for BP’s Tortue/Ahmeyim Field Development, with an initial contract placed for front-end engineering design (FEED) and execution readiness.

BHGE’s TPS business was awarded a $65 million contract by Statoil to provide turbomachinery equipment to the Johan Castberg field in the Barents Sea. BHGE will provide two LM2500+ G4 gas turbine generators, coupled with two electric generators that will be pre-assembled into three modules specifically designed for floating production, storage and offloading vessels (FPSOs), which will help Statoil reduce the number of interfaces at the installation site.

BHGE’s DS business signed an agreement with an Asian refinery to provide the Company’s Predictive Corrosion Management software to enable real-time analysis of ultrasonic thermal and thickness measurements, remove manual inconsistencies and materially lower inspection costs for the customer by using sensor data and cloud-based software.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter Results

Technology and Innovation

BHGE’s OFS business set another record in the Marcellus Basin with its high efficiency integrated drilling solution. The system drilled the longest extended reach single-run ever recorded, a total of over 20,000 feet in just eight days, in a completely remote drilling operation. In addition to eliminating 12 hours of rig time, a team comprised of the customer’s geologists and BHGE’s remote engineers and directional drillers collaborated to achieve a total in-zone percentage of 95.5%.

BHGE and NVIDIA announced a partnership to significantly advance image recognition capabilities in the industry and disrupt conventional modeling techniques. The companies will use artificial intelligence and advanced computing to help the oil and gas industry use data to reduce operational costs and improve productivity. The partnership is expected to leverage the combination of BHGE’s portfolio and industry experience with NVIDIA’s computing power.

Executing for Customers

BHGE’s BLITZTM coiled tubing frac sleeve system, which was commercialized in January, performs fast, effective fractures with unmatched precision and speed in multistage fracturing operations. On a recent job in Alberta, Canada the system treated a record-setting 157 stages in only one trip. With 86 total hours of fracturing time, an average of 33 minutes per stage, the BLITZTM system completed the well 26% faster than the previous record.

OFE continues to build innovative commercial models that deliver better outcomes for customers. For the last two years, OFE has partnered with Diamond Offshore Drilling and Transocean Limited to develop a new service model for offshore drilling equipment. This shift from traditional, transactional relationships benefits all stakeholders and is driving industry-leading reliability. Diamond is experiencing a significant reduction in subsea non-productive time (NPT) - achieving less than 0.75% NPT over the last six months. Transocean awarded BHGE with a performance bonus at the end of 2017.

BHGE’s OFE team continues to support Eni Angola and Sonangol’s deepwater Ochigufu project, which commenced production in the first quarter, one-and-a-half years after the presentation of their development plan. BHGE’s Angola-based team provided critical services, with technical personnel supporting the installation and commissioning phase in this first quarter. The team completed all modifications and subsea control software upgrades in a matter of days, which will allow the customer to remotely monitor the new field.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter Results

Consolidated Results by Reporting Segment*
Consolidated Orders by Reporting Segment

	Three Months Ended
(in millions)			Combined Business Basis	Variance
Consolidated segment orders	March 31, 2018	December 31, 2017	March 31, 2017	Sequential	Year-over-year
Oilfield Services	$2,640	$2,765	$2,397	(5)%	10%
Oilfield Equipment	499	515	476	(3)%	5%
Turbomachinery & Process Solutions	1,450	1,728	1,314	(16)%	10%
Digital Solutions	649	694	631	(7)%	3%
Total	$5,238	$5,701	$4,817	(8)%	9%
Orders for the quarter were $5,238 million, down 8% sequentially and up 9% year-over-year. This sequential decrease was mainly driven by typical seasonality, with equipment orders down 14% and service orders down 4%. The 9% year-over-year growth was driven by both strong equipment and services orders across all product companies. Year-over-year equipment orders were up 9% and service orders were up 8%.
The Company's total book-to-bill ratio in the first quarter was 1.0; equipment book-to-bill ratio in the first quarter was 0.9.
Backlog in the first quarter ended at $22.2 billion, an increase of $1.2 billion or 6% from the fourth quarter of 2017. The increase was primarily driven by the impact from adopting the new revenue recognition accounting standard (ASC Topic 606, Revenue from Contracts with Customers). Equipment backlog was $5.4 billion, up 1%, sequentially. Services backlog was $16.8 billion, up $1.1 billion, or 7%, sequentially.
Going forward, the Company will report Remaining Performance Obligation (RPO), a requirement under ASC 606. For the first quarter of 2018, RPO at the reporting date was $21.3 billion.
Consolidated Revenue by Reporting Segment

	Three Months Ended
(in millions)			Combined Business Basis	Variance
Consolidated segment revenue	March 31, 2018	December 31, 2017	March 31, 2017	Sequential	Year-over-year
Oilfield Services	$2,678	$2,781	$2,390	(4)%	12%
Oilfield Equipment	664	650	716	2%	(7)%
Turbomachinery & Process Solutions	1,460	1,651	1,644	(12)%	(11)%
Digital Solutions	598	717	573	(17)%	4%
Total	$5,399	$5,799	$5,324	(7)%	1%
Revenue for the quarter was $5,399 million, a decrease of $400 million, or 7%, sequentially. The decrease was driven primarily by lower revenue in Turbomachinery & Process Solutions which was down 12%, as well as seasonality in Digital Solutions and Oilfield Services, which were down 17% and 4%,

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter Results

respectively. Compared to the same quarter last year, revenue was up 1%. The short-cycle businesses grew partially offset by a decline within the long-cycle businesses. Oilfield Services was up 12% and Digital Solutions was up 4%, offset by a decrease in Turbomachinery & Process Solutions which was down 11%, and Oilfield Equipment which was down 7%.
*Certain columns and rows may not sum up due to the use of rounded numbers.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter Results

Consolidated Operating Income (Loss) by Reporting Segment

	Three Months Ended
(in millions)			Combined Business Basis	Variance
Segment operating income (loss)	March 31, 2018	December 31, 2017	March 31, 2017	Sequential	Year-over-year
Oilfield Services	$141	$102	$76	39%	85%
Oilfield Equipment	(6)	(1)	50	U	U
Turbomachinery & Process Solutions	119	157	252	(24)%	(53)%
Digital Solutions	73	118	63	(39)%	16%
Total segment operating income	327	376	442	(13)%	(26)%
Corporate	(98)	(92)	(158)	(7)%	38%
Inventory impairment	(61)	(126)	(15)	52%	U
Restructuring, impairment & other charges	(162)	(119)	(132)	(36)%	(23)%
Amortization of inventory fair value adjustment	—	(87)	—	F	—
Merger and related costs	(46)	(63)	(97)	27%	53%
Operating loss	(41)	(111)	39	63%	U
Adjusted operating income*	$228	$284	$283	(20)%	(19)%
*Non-GAAP measure (see Table 1a in the section entitled “Charges and Credits” for a reconciliation from GAAP)
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.
On a GAAP basis, operating loss for the first quarter of 2018 was $41 million. Operating loss decreased 63% sequentially and increased unfavorably year-over-year. Total segment operating income was $327 million for the first quarter of 2018, down 13% sequentially and down 26% year-over-year.
Adjusted operating income (a non-GAAP measure) for the first quarter of 2018 was $228 million, which excludes adjustments totaling $269 million before tax, mainly related to restructuring charges, inventory impairments and merger and related costs. A complete list of the adjusting items and associated reconciliation from GAAP has been provided in Table 1a in the section entitled “Charges and Credits”. Adjusted operating income for the first quarter was down $56 million, or 20%, sequentially, primarily driven by declines in Turbomachinery & Process Solutions and Digital Solutions, partially offset by growth in Oilfield Services. Adjusted operating income was down $55 million, or 19%, year-over-year driven by Oilfield Equipment and Turbomachinery & Process Solutions, partially offset by growth in Oilfield Services and Digital Solutions.
Depreciation and Amortization for the first quarter of 2018 was $388 million.
Corporate costs were $98 million in the first quarter of 2018, compared to $92 million in the prior quarter and $158 million in the first quarter of 2017.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter Results

Other Financial Items

Benefit for income taxes was $86 million for the first quarter. Included is a $124 million benefit related to the impact of the U.S. tax reform in December 2017.

GAAP diluted earnings per share were $0.17. Adjusted diluted earnings per share were $0.09. Excluded from adjusted earnings per share were all items listed in Table 1a in the section entitled "Charges and Credits" as well as the "other adjustments (non-operating)" found in Table 1b. The other adjustments (non-operating) were primarily driven by the $124 million benefit from adjusting the impact of U.S. tax reform.
Cash flows generated from operating activities were $294 million for the first quarter of 2018. Free cash flow (a non-GAAP measure) for the quarter was $226 million. Free cash flow included $100 million of merger and restructuring-related cash payments. A reconciliation from GAAP has been provided in Table 1c in the section entitled "Charges and Credits."
Capital expenditures, net of proceeds from disposal of assets, were $69 million for the first quarter of 2018.
During the three months ended March 31, 2018, we repurchased approximately $500 million of the Company's common stock, consisting of approximately $187 million of Class A common stock and approximately $313 million of Class B common stock including the paired units in BHGE LLC from GE. The buyback was completed on a pro-rata basis and did not result in a change of GE's approximately 62.5% interest in BHGE LLC.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter Results

Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services

	Three Months Ended
(in millions)			Combined Business Basis	Variance
Oilfield Services	March 31, 2018	December 31, 2017	March 31, 2017	Sequential	Year-over-year
Revenue	$2,678	$2,781	$2,390	(4)%	12%
Operating income	$141	$102	$76	39%	85%
Operating income margin	5.3%	3.7%	3.2%	1.6pts	2.1pts
Oilfield Services (OFS) revenue of $2,678 million for the quarter decreased by $103 million, or 4%, sequentially. The sequential decrease in revenue was mainly driven by seasonality.
North America revenue was $1,094 million, flat sequentially. International revenue was $1,584 million, a decrease of 6% sequentially, primarily driven by lower activity in Latin America, Asia and the Middle East, partially offset by higher volume in Sub-Saharan Africa and Europe. From a product line perspective, the sequential decline of 4% in OFS was driven primarily by Artificial Lift and Completions. This volume decline was partially offset by higher volume in Drilling Services.
Segment operating income before tax for the quarter was $141 million. Operating income for the first quarter of 2018 was up $39 million, or 39%, sequentially, primarily driven by product mix, synergy benefit realization and lower depreciation and amortization, partially offset by the impact of lower volume.
Oilfield Equipment

(in millions)	Three Months Ended			Variance
Oilfield Equipment	March 31, 2018	December 31, 2017	March 31, 2017	Sequential	Year-over-year
Orders	$499	$515	$476	(3)%	5%
Revenue	$664	$650	$716	2%	(7)%
Operating income (loss)	$(6)	$(1)	$50	U	U
Operating income (loss) margin	(0.9)%	(0.2)%	7.0%	(0.8)pts	(8.0)pts
Oilfield Equipment (OFE) orders were up 5% year-over-year, with equipment orders down 5%, mainly driven by lower orders due to decreased activity in the Drilling Systems business, Flexible Pipe business and Offshore business, partially offset by higher orders in Subsea Production Systems. Services orders increased by 18% driven by strong orders intake in both Subsea Services and Drilling Systems, partially offset with lower orders in the Surface Pressure Control business.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter Results

OFE revenue of $664 million for the quarter decreased $52 million, or 7%, year-over-year. The decrease was driven by the lower backlog in the Subsea Production Systems business, as well as lower convertible orders across the Drilling Systems and Flexible Pipe businesses, partially offset by higher volume in the Surface Pressure Control and Services businesses.
Segment operating loss before tax for the quarter was $6 million, an unfavorable decline versus the prior year. The loss was driven by lower volume, cost productivity and product mix.
Turbomachinery & Process Solutions

(in millions)	Three Months Ended			Variance
Turbomachinery & Process Solutions	March 31, 2018	December 31, 2017	March 31, 2017	Sequential	Year-over-year
Orders	$1,450	$1,728	$1,314	(16)%	10%
Revenue	$1,460	$1,651	$1,644	(12)%	(11)%
Operating income	$119	$157	$252	(24)%	(53)%
Operating income margin	8.2%	9.5%	15.3%	(1.3)pts	(7.2)pts
Turbomachinery & Process Solutions (TPS) orders were up 10% year-over-year. Equipment orders were up 23% driven by higher new units volume in the onshore/offshore end markets. Service orders were up 4% primarily driven by increased upgrades, partially offset by lower contractual services volume.
TPS revenue of $1,460 million for the quarter decreased $184 million, or 11%, year-over-year. The decrease was driven by lower new units and services volume in the upstream segment, partially offset by increased volume in the businesses that serve the downstream segments. Equipment revenue in the quarter represented 41%, and Service revenue represented 59% of total revenue.
Segment operating income before tax for the quarter was $119 million, down $133 million, or 53%, year-over-year. The decline was driven primarily by lower volume and cost productivity, as well as unfavorable equipment and services mix.
Digital Solutions

	Three Months Ended
(in millions)			Combined Business Basis	Variance
Digital Solutions	March 31, 2018	December 31, 2017	March 31, 2017	Sequential	Year-over-year
Orders	$649	$694	$631	(7)%	3%
Revenue	$598	$717	$573	(17)%	4%
Operating income	$73	$118	$63	(39)%	16%
Operating income margin	12.2%	16.5%	11.0%	(4.4)pts	1.2pts
Digital Solutions (DS) orders were up 3% year-over-year, primarily due to increased volume in the oil and gas end markets, offset by declines in the power end markets. From a product line perspective, the

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter Results

growth was driven by the Pipeline and Process Solutions and Inspection Technologies businesses, offset with declines in the Controls and Measurement and Sensing businesses.
DS revenue of $598 million for the quarter increased 4% year-over-year, mainly driven by the Pipeline and Process Solutions and Inspection Technologies businesses, partially offset by a decline in the Controls business.
Segment operating income before tax for the quarter was $73 million, down 39% sequentially and up 16% year-over-year. The sequential decline was driven primarily by typical seasonally lower volume and cost productivity. The year-over-year improvement was primarily driven by increased volume and positive cost leverage.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter Results

Charges & Credits*
Table 1a. Reconciliation of GAAP and Adjusted Operating Income/(Loss)

	Three Months Ended
			Combined Business Basis
(in millions)	March 31, 2018	December 31, 2017	March 31, 2017
Operating loss (GAAP)	$(41)	$(111)	$39
Merger-related costs	18	30	83
Integration costs	28	33	13
Amortization of inventory fair value adjustment		87	—
Restructuring	162	119	132
Inventory impairment	61	126	15
Total operating income adjustments	$269	$395	$244
Adjusted operating income (non-GAAP)	$228	$284	$283
Table 1b. Reconciliation of GAAP and Non-GAAP Net Income/(Loss)

	Three Months Ended
(in millions, except per share amounts)	March 31, 2018	December 31, 2017
Net income attributable to BHGE (GAAP)	$70	$31
Total operating income adjustments (identified items)	269	395
Other adjustments (non-operating) (1)	(124)	(120)
Tax on total adjustments	(24)	(25)
Total adjustments, net of income tax	121	250
Less: adjustments attributable to noncontrolling interests	153	216
Adjustments attributable to BHGE	$(32)	$34
Adjusted net income attributable to BHGE (non-GAAP)	$38	$65

Denominator:
Weighted-average shares of Class A common stock outstanding diluted	422	427
Adjusted earnings per Class A share— diluted	$0.09	$0.15

(1)	Primarily driven by US tax reform.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter Results

Table 1c. Reconciliation of Cash Flow From Operating Activities to Free Cash Flow

	Three Months Ended
(In millions)	March 31, 2018	December 31, 2017
Cash flow from operating activities (GAAP)	$294	$(215)
Add: cash used in capital expenditures, net of proceeds from disposal of assets	(69)	(152)
Free cash flow (non-GAAP) (1)	$226	$(367)

(1)	Free cash flow is defined as net cash flows provided by (used in) operating activities less expenditures for capital assets plus proceeds from disposal of assets.
*Certain columns and rows may not sum up due to the use of rounded numbers.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter Results

Financial Tables (GAAP)
Condensed Consolidated and Combined Statements of Income (Loss)
(Unaudited)

	Three Months Ended March 31,
(In millions, except per share amounts)	2018	2017
Revenue	$5,399	$3,064
Costs and expenses:
Cost of revenue	4,558	2,378
Selling, general and administrative expenses	674	492
Restructuring, impairment and other	162	42
Merger and related costs	46	66
Total costs and expenses	5,440	2,978
Operating income (loss)	(41)	86
Other non operating income, net	2	8
Interest expense, net	(46)	(20)
Income (loss) before income taxes and equity in loss of affiliate	(85)	74
Equity in loss of affiliate	(20)	—
Benefit (provision) for income taxes	86	(8)
Net income (loss)	(19)	66
Less: Net income attributable to GE Oil & Gas pre-merger	—	68
Less: Net loss attributable to noncontrolling interests	(89)	(2)
Net income attributable to BHGE	$70	$—

Per share amounts:
Basic earnings per Class A common stock	$0.17
Diluted earnings per Class A common stock	0.17

Weighted average shares:
Basic	421
Diluted	422

Cash dividend per Class A common stock	$0.18

Prior period information has been restated for the adoption of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers and Accounting Standard Update No. 2017-07, Improving the Presentation of Net Periodic Postretirement Benefit Cost, which we adopted on January 1, 2018.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter Results

Condensed Consolidated and Combined Statements of Financial Position
(Unaudited)

(In millions)	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash, cash equivalents and restricted cash (1)	$5,631	$7,030
Current receivables, net	5,865	6,015
Inventories, net	4,696	4,507
All other current assets	862	872
Total current assets	17,054	18,424
Property, plant and equipment - less accumulated depreciation	6,593	6,959
Goodwill	20,435	19,927
Other intangible assets, net	6,203	6,358
Contract and other deferred assets	1,931	2,044
All other assets	3,005	2,788
Total assets (1)	$55,221	$56,500
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,439	$3,377
Short-term debt and current portion of long-term debt (1)	1,176	2,037
Progress collections and deferred income	1,676	1,775
All other current liabilities	2,034	2,038
Total current liabilities	8,325	9,227
Long-term debt	6,296	6,312
Liabilities for pensions and other postretirement benefits	1,172	1,172
All other liabilities	1,333	1,379
Equity	38,095	38,410
Total liabilities and equity	$55,221	$56,500

(1)
Total assets include $992 million and $1,124 million of assets held on behalf of GE, of which $836 million and $997 million is cash and cash equivalents and $156 million and $127 million is investment securities at March 31, 2018 and December 31, 2017, respectively, and a corresponding amount of liability is reported in short term borrowings.

Prior period information has been restated for the adoption of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers and Accounting Standard Update No. 2017-07, Improving the Presentation of Net Periodic Postretirement Benefit Cost, which we adopted on January 1, 2018.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter Results

Condensed Consolidated and Combined Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In millions)	2018	2017
Cash flows from operating activities:
Net income (loss)	$(19)	$66
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	388	132
Working capital and other operating items, net	(75)	(544)
Net cash flows from (used in) operating activities	294	(346)
Cash flows from investing activities:
Expenditures for capital assets	(177)	(76)
Proceeds from disposal of assets	108	8
Other investing items, net	(65)	1
Net cash flows used in investing activities	(134)	(67)
Cash flows from financing activities:
Repayment of long-term debt	(648)	—
Dividends paid	(76)	—
Distributions to noncontrolling interest	(127)	—
Repurchase of Class A common stock	(190)	—
Repurchase of GE common units by BHGE LLC	(323)	—
Net transfer from Parent	—	228
Other financing items, net	(189)	229
Net cash flows from (used in) financing activities	(1,553)	457
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(6)	2
Increase (decrease) in cash, cash equivalents and restricted cash	(1,399)	46
Cash, cash equivalents and restricted cash, beginning of period	7,030	981
Cash, cash equivalents and restricted cash, end of period	$5,631	$1,027

Prior period information has been restated for the adoption of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers and Accounting Standard Update No. 2017-07, Improving the Presentation of Net Periodic Postretirement Benefit Cost, which we adopted on January 1, 2018.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter Results

Supplemental Financial Information
Supplemental financial information can be found on the Company’s website at: investors.bhge.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management’s outlook and the results reported in today’s earnings announcement. The call will begin at 9:30 a.m. Eastern time, 8:30 a.m. Central time on Friday, April 20, 2018, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the call will also be posted to the Company’s website and available for real-time viewing at investors.bhge.com. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company’s website at: investors.bhge.com. An archived version of the webcast will be available on the website through May 20, 2018.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “foresee,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company’s annual report on Form 10-K for the annual period ended December 31, 2017 and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the Company’s website at: www.investors.bhge.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.

These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:

Integration activities - the ability to successfully integrate Baker Hughes with GE Oil & Gas, including operations, technologies, products and services.

Economic and political conditions - the impact of worldwide economic conditions; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions.

Dependence on GE - any failure by GE to supply products and services to us in accordance with applicable contractual terms could have a material effect on our business.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces First Quarter Results

Orders and Backlog - our ability to execute on orders and backlog and convert those orders and backlog to revenue and cash.

Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; liquefied natural gas supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.

Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or -consuming regions; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation, expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.
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Baker Hughes, a GE company (NYSE: BHGE) is the world’s first and only fullstream provider of integrated oilfield products, services and digital solutions. We deploy minds and machines to enhance customer productivity, safety and environmental stewardship, while minimizing costs and risks at every step of the energy value chain. With operations in over 120 countries, we infuse over a century of experience with the spirit of a startup - inventing smarter ways to bring energy to the world. For more information on Baker Hughes, a GE company visit: www.bhge.com.